UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)

June 16, 2010

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DEVRY INC.
(Exact name of registrant as specified in its charter)
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Delaware	1-13988	36-3150143
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3005 Highland Parkway Downers Grove, Illinois	60515
(Address of principal executive offices)	(Zip Code)

(630) 515-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)    On June 16, 2010, DeVry Inc. announced the appointment of John Roselli as the president of Becker Professional Education.  He succeeds Thomas Vucinic, who will retire at the end of 2010.  Mr. Roselli’s appointment will be effective October 1, 2010, to ensure a smooth leadership transition at Becker.

Currently the senior vice president of business development and international for DeVry Inc., Mr. Roselli began his career at DeVry in May 2003 as director of business development and general manager of DeVry’s Center for Corporate Education.  In 2004, he was appointed director of financial and strategic planning and development.  In 2006, he was promoted to vice president of business development and planning, a role that later evolved into his present position.  Over his career, he has led the opportunity development, negotiations, due diligence and integration of many highly successful acquisitions including: Chamberlain College of Nursing, Advanced Academics, Carrington Colleges (formerly U.S. Education) and DeVry’s Brazilian operations which include Faculdades Fanor, Area1, and Ruy Barbosa.

Prior to joining DeVry, Mr. Roselli served as vice president of finance and business development for Indeliq, an online learning subsidiary of Accenture. His 15 years of general management, finance, business development, and corporate training experience include assignments as vice president of business development for W. W. Grainger’s internet businesses, director of strategic alliances for Primus Knowledge Solutions, and consulting and auditing manager with both Ernst and Young and Deloitte and Touche.

Item 7.01.  Regulation FD Disclosure.

A copy of DeVry’s press release announcing the appointment of Mr. Roselli as president of Becker Professional Review and the retirement of Mr. Vucinic is furnished as Exhibit 99.1 to this Report and is incorporated by reference into this item.

Item 9.01  Financial Statements and Exhibits.

        99.1      Press Release dated June 16, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEVRY INC.
(Registrant)

Date:	June 16, 2010	By:	/s/ Richard M. Gunst
Richard M. Gunst
Senior Vice President, Chief Financial Officer
and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated June 16, 2010.